                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 4)*

                             V.I. TECHNOLOGIES, INC.
                                (Name of Issuer)

                          COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   917920 10 0
                                 (CUSIP Number)

                                   12/31/2003
             (Date of Event Which Required Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]       Rule 13d-1(b)
[ ]       Rule 13d-1(c)
[X]       Rule 13d-1(d)











--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 2 OF 17 PAGES
--------------------------                                 --------------------


----------------------------------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Ampersand 1995 Limited Partnership
            04-3294909
----------------------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) [ ]

            Not applicable                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------------------------------------------------------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
         NUMBER OF
           SHARES                      6,963,020 shares
        BENEFICIALLY        ------------------------------------------------------------------------------------------------------
          OWNED BY           6         SHARED VOTING POWER
            EACH
         REPORTING                     0 shares
           PERSON            -----------------------------------------------------------------------------------------------------
            WITH             7         SOLE DISPOSITIVE POWER

                                       6,963,020 shares
                             -----------------------------------------------------------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                       0 shares
----------------------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            6,963,020 shares
----------------------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                             [ ]

----------------------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            17.0%
----------------------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            PN
----------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 3 OF 17 PAGES
--------------------------                                 --------------------

----------------------------------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            AMP-95 Management Company Limited Partnership
            04-3294905
----------------------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) [ ]

            Not applicable                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------------------------------------------------------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
         NUMBER OF
           SHARES                      7,072,253 shares
        BENEFICIALLY        ------------------------------------------------------------------------------------------------------
          OWNED BY           6         SHARED VOTING POWER
            EACH
         REPORTING                     0 shares
           PERSON            -----------------------------------------------------------------------------------------------------
            WITH             7         SOLE DISPOSITIVE POWER

                                       7,072,253 shares
                             -----------------------------------------------------------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                       0 shares
----------------------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            7,072,253 shares
----------------------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                             [ ]

----------------------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            17.3%
----------------------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            PN
----------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 4 OF 17 PAGES
--------------------------                                 --------------------


----------------------------------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            AMP-95 MCLP LLP
            04-0493924
----------------------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) [ ]

            Not applicable                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
----------------------------------------------------------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
         NUMBER OF
           SHARES                      7,072,253 shares
        BENEFICIALLY        ------------------------------------------------------------------------------------------------------
          OWNED BY           6         SHARED VOTING POWER
            EACH
         REPORTING                     0 shares
           PERSON            -----------------------------------------------------------------------------------------------------
            WITH             7         SOLE DISPOSITIVE POWER

                                       7,072,253 shares
                             -----------------------------------------------------------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                       0 shares
----------------------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            7,072,253 shares
----------------------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                             [ ]

----------------------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            17.3%
----------------------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            PN
----------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 5 OF 17 PAGES
--------------------------                                 --------------------


----------------------------------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Ampersand 1999 Limited Partnership
            04-3459189
----------------------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) [ ]

            Not applicable                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------------------------------------------------------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
         NUMBER OF
           SHARES                      2,161,765 shares
        BENEFICIALLY        ------------------------------------------------------------------------------------------------------
          OWNED BY           6         SHARED VOTING POWER
            EACH
         REPORTING                     1,500,000 shares
           PERSON            -----------------------------------------------------------------------------------------------------
            WITH             7         SOLE DISPOSITIVE POWER

                                       2,161,765 shares
                             -----------------------------------------------------------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                       1,500,000 shares
----------------------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,661,765 shares
----------------------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                             [ ]

----------------------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.0%
----------------------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            PN
----------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 6 OF 17 PAGES
--------------------------                                 --------------------


----------------------------------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            AMP-99 Management Company Limited Liability Company
            04-3459188
----------------------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) [ ]

            Not applicable                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------------------------------------------------------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
         NUMBER OF
           SHARES                      2,205,883 shares
        BENEFICIALLY        ------------------------------------------------------------------------------------------------------
          OWNED BY           6         SHARED VOTING POWER
            EACH
         REPORTING                     1,500,000 shares
           PERSON            -----------------------------------------------------------------------------------------------------
            WITH             7         SOLE DISPOSITIVE POWER

                                       2,205,883 shares
                             -----------------------------------------------------------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                       1,500,000 shares
----------------------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,705,883 shares
----------------------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                             [ ]

----------------------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.1%
----------------------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            PN
----------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 7 OF 17 PAGES
--------------------------                                 --------------------


----------------------------------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Ampersand 2001 Limited Partnership
            04-3556896
----------------------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) [ ]

            Not applicable                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------------------------------------------------------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
         NUMBER OF
           SHARES                      0 shares
        BENEFICIALLY        ------------------------------------------------------------------------------------------------------
          OWNED BY           6         SHARED VOTING POWER
            EACH
         REPORTING                     1,500,000 shares
           PERSON            -----------------------------------------------------------------------------------------------------
            WITH             7         SOLE DISPOSITIVE POWER

                                       0 shares
                             -----------------------------------------------------------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                       1,500,000 shares
----------------------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,500,000 shares
----------------------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                             [ ]

----------------------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.7%
----------------------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            PN
----------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 8 OF 17 PAGES
--------------------------                                 --------------------


----------------------------------------------------------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            AMP-01 Management Company Limited Liability Company
            04-3557667
----------------------------------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                              (a) [ ]

            Not applicable                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
3           SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------------------------------------------------------------------------------------------------------------------------------
                             5         SOLE VOTING POWER
         NUMBER OF
           SHARES                      0 shares
        BENEFICIALLY        ------------------------------------------------------------------------------------------------------
          OWNED BY           6         SHARED VOTING POWER
            EACH
         REPORTING                     1,500,000 shares
           PERSON            -----------------------------------------------------------------------------------------------------
            WITH             7         SOLE DISPOSITIVE POWER

                                       0 shares
                             -----------------------------------------------------------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                       1,500,000 shares
----------------------------------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,500,000 shares
----------------------------------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                             [ ]

----------------------------------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            3.7%
----------------------------------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            PN
----------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 9 OF 17 PAGES
--------------------------                                 --------------------

ITEM 1(a). NAME OF ISSUER:

      V.I. Technologies, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      134 Coolidge Avenue, Watertown, MA 02472

ITEM 2(a). NAME OF PERSON FILING:

      Ampersand 1995 Limited Partnership
      AMP-95 Management Company Limited Partnership
      AMP-95 MCLP LLP
      Ampersand 1999 Limited Partnership
      AMP-99 Management Company Limited Liability Company
      Ampersand 2001 Limited Partnership
      AMP-01 Management Company Limited Liability Company

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

      All filing parties:
      c/o Ampersand Ventures
      55 William Street, Suite 240
      Wellesley, MA 02481-4003


ITEM 2(c). CITIZENSHIP:

      Ampersand 1995 Limited Partnership and AMP-95 Management Company Limited Partnership are organized under the laws of the State of Delaware and AMP-95 MCLP LLP is organized under the laws of the Commonwealth of Massachusetts.

      Ampersand 1999 Limited Partnership and AMP-99 Management Company Limited Liability Company are organized under the laws of the State of Delaware.

      Ampersand 2001 Limited Partnership and AMP-01 Management Company Limited Liability Company are organized under the laws of the State of Delaware.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

      Common Stock, $0.01 par value

ITEM 2(e). CUSIP NUMBER:

      917920 10 0

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 10 OF 17 PAGES
--------------------------                                 --------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

 Not applicable.

ITEM 4. OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)  Amount beneficially owned:

      Ampersand 1995 Limited Partnership owns 6,963,020 shares.

      AMP-95 Management Company Limited Partnership may be attributed with the ownership of 6,963,020 shares held by Ampersand 1995 Limited Partnership and 109,233 shares held by Ampersand 1995 Companion Fund Limited Partnership, of which partnerships it is the General Partner. AMP-95 Management Company Limited Partnership disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

      AMP-95 MCLP LLP may be attributed with the ownership of 6,963,020 shares held by Ampersand 1995 Limited Partnership and 109,233 shares held by Ampersand 1995 Companion Fund Limited Partnership. AMP-95 MCLP LLP is the General Partner of AMP-95 Management Company Limited Partnership, which is the General Partner of Ampersand 1995 Limited Partnership and Ampersand 1995 Companion Fund Limited Partnership. AMP-95 MCLP LLP disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

      Ampersand 1999 Limited Partnership owns 2,161,765 shares. Ampersand 1999 Limited Partnership may be attributed with the ownership of 1,500,000 shares held by Precision Pharma Services, Inc. as of January 15, 2004. Ampersand 1999 Limited Partnership owns an approximate 35.2% equity interest in Precision Pharma Services, Inc. Ampersand 1999 Limited Partnership disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

      AMP-99 Management Company Limited Liability Company may be attributed with the ownership of 2,161,765 shares held by Ampersand 1999 Limited Partnership, 44,118 shares held by Ampersand 1999 Companion Fund Limited Partnership and 1,500,000 shares held by Precision Pharma Services, Inc. as of January 15, 2004. AMP-99 Management Company Limited Liability Company is the General Partner of Ampersand 1999 Limited Partnership and Ampersand 1999 Companion Fund Limited Partnership. Ampersand 1999 Limited Partnership owns an approximate 35.2% equity interest in Precision Pharma Services, Inc. and Ampersand 1999 Companion Fund Limited Partnership owns an approximate 0.7% equity interest in Precision Pharma Services, Inc. AMP-99 Management Company Limited Liability Company disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 11 OF 17 PAGES
--------------------------                                 --------------------

      Ampersand 2001 Limited Partnership may be attributed with the ownership of 1,500,000 shares held by Precision Pharma Services, Inc. as of January 15, 2004. Ampersand 2001 Limited Partnership owns an approximate 59.2% equity interest in Precision Pharma Services, Inc. Ampersand 2001 Limited Partnership disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

      AMP-01 Management Company Limited Liability Company may be attributed with the ownership of 1,500,000 shares held by Precision Pharma Services, Inc. as of January 15, 2004. AMP-01 Management Company Limited Liability Company is the General Partner of Ampersand 2001 Limited Partnership and Ampersand 2001 Companion Fund Limited Partnership. Ampersand 2001 Limited Partnership owns an approximate 59.2% equity interest in Precision Pharma Services, Inc. and Ampersand 2001 Companion Fund Limited Partnership owns an approximate 0.6% equity interest in Precision Pharma Services, Inc. AMP-01 Management Company Limited Liability Company disclaims beneficial ownership of these shares except to the extent of its proportionate pecuniary interest therein.

      (b)  Percent of class:

      Ampersand 1995 Limited Partnership -17.0%
      AMP-95 Management Company Limited Partnership -17.3%
      AMP-95 MCLP LLP -17.3%
      Ampersand 1999 Limited Partnership -9.0%
      AMP-99 Management Company Limited Liability Company -9.1%
      Ampersand 2001 Limited Partnership -3.7%
      AMP-01 Management Company Limited Liability Company -3.7%

      The foregoing percentages are calculated based on 40,905,495 shares of Common Stock outstanding as of November 1, 2003 as reported in the issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 17, 2003.

      (c)  Number of shares as to which such person has:

           (i)   Sole power to vote or direct the vote:

           Ampersand 1995 Limited Partnership has sole voting power over 6,963,020 shares.

           AMP-95 Management Company Limited Partnership has sole voting power over 6,963,020 shares held by Ampersand 1995 Limited Partnership and 109,233 shares held by Ampersand 1995 Companion Fund Limited Partnership.

           AMP-95 MCLP LLP has sole voting power over 6,963,020 shares held by Ampersand 1995 Limited Partnership and 109,233 shares held by Ampersand 1995 Companion Fund Limited Partnership.

           Ampersand 1999 Limited Partnership has sole voting power over 2,161,765 shares.

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 12 OF 17 PAGES
--------------------------                                 --------------------

           AMP-99 Management Company Limited Liability Company has sole voting power over 2,161,765 shares held by Ampersand 1999 Limited Partnership and 44,118 shares held by Ampersand 1999 Companion Fund Limited Partnership.

           (ii)  Shared power to vote or direct the vote:

           Ampersand 1999 Limited Partnership shares voting power over 1,500,000 shares held by Precision Pharma Services, Inc. with the Board of Directors and duly authorized executive officers of Precision Pharma Services, Inc.

           AMP-99 Management Company Limited Liability Company shares voting power over 1,500,000 shares held by Precision Pharma Services, Inc. with the Board of Directors and duly authorized executive officers of Precision Pharma Services, Inc.

           Ampersand 2001 Limited Partnership shares voting power over 1,500,000 shares held by Precision Pharma Services, Inc. with the Board of Directors and duly authorized executive officers of Precision Pharma Services, Inc.

           AMP-01 Management Company Limited Liability Company shares voting power over 1,500,000 shares held by Precision Pharma Services, Inc. with the Board of Directors and duly authorized executive officers of Precision Pharma Services, Inc.

           (iii) Sole power to dispose or to direct the disposition of:

           Ampersand 1995 Limited Partnership has sole dispositive power over 6,963,020 shares.

           AMP-95 Management Company Limited Partnership has sole dispositive power over 6,963,020 shares held by Ampersand 1995 Limited Partnership and 109,233 shares held by Ampersand 1995 Companion Fund Limited Partnership.

           AMP-95 MCLP LLP has sole dispositive power over 6,963,020 shares held by Ampersand 1995 Limited Partnership and 109,233 shares held by Ampersand 1995 Companion Fund Limited Partnership.

           Ampersand 1999 Limited Partnership has sole dispositive power over 2,161,765 shares.

           AMP-99 Management Company Limited Liability Company has sole dispositive power over 2,161,765 shares held by Ampersand 1999 Limited Partnership and 44,118 shares held by Ampersand 1999 Companion Fund Limited Partnership.

           (iv)  Shared power to dispose or to direct the disposition of:

           Ampersand 1999 Limited Partnership shares dispositive power over 1,500,000 shares held by Precision Pharma Services, Inc. with the Board of Directors and duly authorized executive officers of Precision Pharma Services, Inc.

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 13 OF 17 PAGES
--------------------------                                 --------------------

           AMP-99 Management Company Limited Liability Company shares dispositive power over 1,500,000 shares held by Precision Pharma Services, Inc. with the Board of Directors and duly authorized executive officers of Precision Pharma Services, Inc.

           Ampersand 2001 Limited Partnership shares dispositive power over 1,500,000 shares held by Precision Pharma Services, Inc. with the Board of Directors and duly authorized executive officers of Precision Pharma Services, Inc.

           AMP-01 Management Company Limited Liability Company shares dispositive power over 1,500,000 shares held by Precision Pharma Services, Inc. with the Board of Directors and duly authorized executive officers of Precision Pharma Services, Inc.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].*

       As of December 31, 2003, Precision Pharma Services, Inc. held 5,882,353 shares that may have been attributable to Ampersand 2001 Limited Partnership and AMP-01 Management Company Limited Liability Company, representing 14.4% of the Common Stock outstanding of the issuer. On January 15, 2004, Precision Pharma Services, Inc. transferred 4,382,353 of these shares to the issuer, reducing the holdings of Ampersand 2001 Limited Partnership and AMP-01 Management Company Limited Liability Company to below five percent of the class of securities.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      See the response to Item 4 as to the beneficial ownership.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10.CERTIFICATIONS.

      Not applicable.

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 14 OF 17 PAGES
--------------------------                                 --------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               AMPERSAND 1995 LIMITED PARTNERSHIP
                                               By: AMP-95 Management Company Limited
                                               Partnership, its General Partner
                                               By: AMP-95 MCLP LLP, its General Partner


Dated:  February 13, 2004                          By:   /s/ Richard A. Charpie
                                                         ------------------------------------------------
                                                         Richard A. Charpie, its Managing Partner


                                               AMP-95 MANAGEMENT COMPANY LIMITED PARTNERSHIP
                                               By: AMP-95 MCLP LLP, its General Partner


Dated:  February 13, 2004                          By:  /s/ Richard A. Charpie
                                                        ------------------------------------------------
                                                        Richard A. Charpie, its Managing Partner

                                               AMP-95 MCLP LLP


Dated:  February 13, 2004                          By:   /s/ Richard A. Charpie
                                                         ------------------------------------------------
                                                         Richard A. Charpie, its Managing Partner


                                               AMPERSAND 1999 LIMITED PARTNERSHIP
                                               By: AMP-99 Management Company Limited Liability
                                               Company, its General Partner


Dated:  February 13, 2004                          By:   /s/ Richard A. Charpie
                                                         ------------------------------------------------
                                                         Richard A. Charpie, its Principal Managing
                                                         Member

                                  SCHEDULE 13G

--------------------------                                 --------------------
CUSIP NO. 917920 10 0                                      PAGE 15 OF 17 PAGES
--------------------------                                 --------------------




                                               AMP-99 MANAGEMENT COMPANY LIMITED LIABILITY COMPANY



Dated:  February 13, 2004                           By:  /s/ Richard A. Charpie
                                                         ------------------------------------------------
                                                         Richard A. Charpie, its Principal Managing
                                                         Member


                                               AMPERSAND 2001 LIMITED PARTNERSHIP
                                               By: AMP-01 Management Company Limited Liability
                                               Company, its General Partner



Dated:  February 13, 2004                           By:  /s/ Richard A. Charpie
                                                         ------------------------------------------------
                                                         Richard A. Charpie, its Principal Managing
                                                         Member


                                               AMP-01 MANAGEMENT COMPANY LIMITED LIABILITY COMPANY



Dated:  February 13, 2004                           By:  /s/ Richard A. Charpie
                                                         ------------------------------------------------
                                                         Richard A. Charpie, its Principal Managing
                                                         Member